Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENER1, INC

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2479377
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309

(Address of Principal Executive Offices) (Zip Code)

ENER1, INC. 2007 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Michael Shariff, General Counsel
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Fort Lauderdale, FL 33309
(954) 556-4020
(Name, address and telephone number of agent for service)

Copies to:
Robert Mazzeo
Mazzeo Song & Bradham LLP
708 Third Avenue - 19th Floor
New York, New York 10017
Telephone: (212) 599-0700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $.01 per share	33,360,347 shares	$ 0.70	$ 23,352,243	$ 931.00

(1)
Includes 33,360,347 shares of common stock of Ener1, Inc. (the “Registrant”, Ener1 or the “Company”) issuable under the Registrant’s 2007 Stock Incentive Plan (the “2007 Incentive Plan”). This Registration Statement also covers additional shares of the registrant’s common stock which may become issuable under the 2007 Incentive Plan as a result of any stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which result in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

 Not filed as part of this Registration Statement in accordance with the rules and regulations of Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	Ener1, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the Commission on April 6, 2007.

(b)
Ener1, Inc.’s Quarterly Report on Form 10-QSB for the quarter ending March 31, 2007 filed on May 15, 2007, for the quarter ending June 30, 2007 filed on August 14, 2007, and for the quarter ending September 30, 2007 filed November 14, 2007.

(c)
Ener1, Inc.’s Current Reports on Form 8-K filed with the SEC on January 18, 2007, February 13, 2007, February 22, 2007, March 22, 2007, March 22, 2007, March 27, 2007, April 17, 2007, May 10, 2007, May 14, 2007, May 21, 2007, May 30, 2007, June 29, 2007, July 17, 2007, August 1, 2007, August 16, 2007, August 16, 2007, October 4, 2007, October 5, 2007, October 16, 2007, October 29, 2007, November 2, 2007, November 14, 2007, November 20, 2007, November 28, 2007, December 8, 2007, and January 15, 2008

(d)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2A filed with the SEC on September 11, 2007 under Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purposes of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      Not Applicable.

Item 6. Indemnification of Directors and Officers

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The Registrant’s Amended and Restated Articles of Incorporation and By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Registrant also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

The Registrant has entered into separate indemnification agreements with its directors and officers. The indemnity agreements create certain indemnification obligations of the Registrant in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

Item 7. Exemption from Registration Claimed

      Not Applicable.

Item 8. Exhibits

Exhibit Number	Description
4.7	Ener1, Inc. 2007 Stock Incentive Plan filed as an Exhibit A to Definitive Information Statement on Schedule 14C filed December 10, 2007
5.1	Opinion of Arnstein & Lehr LLP filed herein.
23.1	Consent of Malone & Bailey LLC
23.2	Consent of Arnstein & Lehr LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature pages to this Registration Statement).

Item 9. Undertaking

         The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

 provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

        (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on the 31st day of January, 2008.

ENER1, INC.

By:	/s/ Peter Novak
Peter Novak
Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerard Herlihy and Peter Novak, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dr. Peter Novak Dr. Peter Novak	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2008
s/ Charles Gassenheimer Charles Gassenheimer	Chairman and Director of the Board	January 31, 2008
/s/ Gerard Herlihy Gerard Herlihy	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	January 31, 2008
/s/ Kenneth Baker Kenneth Baker	Director	January 27, 2008
______________ Marshall Cogan	Director
/s/ Elliot Fuhr Elliot Fuhr	Director	January 31, 2008
/s/ Karl Gruns Karl Gruns	Director	January 31, 2008
/s/ Ludovico Manfredi Ludovico Manfredi	Director	January 31, 2008
_______________ Thomas Snyder	Director
______________ Mike Zoi	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Arnstein & Lehr LLP
23.1	Consent of Malone & Bailey LLC
23.2	Consent of Arnstein & Lehr LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).